Exhibit 6.1

AGREEMENT FOR PURCHASE AND SALE

THIS AGREEMENT FOR PURCHASE AND SALE is made and entered into as of the ___ day of April, 2018, by and between MIDTOWN EAST BLOCK 1 L.L.C., an Indiana limited liability company, MIDTOWN EAST BLOCK 2 L.L.C., an Indiana limited liability company, and MIDTOWN PARKING GARAGE PARTNERS, INC., an Indiana corporation (collectively, "Seller"), and STREITWISE ACQUISITION LLC, a Delaware limited liability company ("Buyer").

WITNESSETH THAT:

WHEREAS, Buyer wishes to purchase, and Seller wishes to sell, the Property (as hereinafter defined), but only upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of Ten Dollars ($10.00), the Earnest Money, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.          Definitions and Exhibits.

1.1          Definitions. For purposes of this Agreement, each of the following terms, when used herein with an initial capital letter, shall have the meaning ascribed to it as follows:

Agreement. This Agreement for Purchase and Sale.

Approved Contracts. As defined in Section 8.3.

Assignment. An Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit I.

Assignment of Project Documents. An Assignment and Assumption of Project Documents substantially in the form attached hereto as Exhibit R (or otherwise reasonably acceptable to Buyer and Seller) assigning the Installment Purchase Contract and the other Project Documents to Buyer, executed by Buyer, Seller and the City Agency.

Bill of Sale. The Bill of Sale to be executed by Seller substantially in the form attached as Exhibit C.

Building. The building located on the Land with a street address of 350 Veterans Way, Carmel, Indiana 46032; the retail space located within the North Garage located on the Land; and the parking garage located on the Land known as the “North Garage” (the “North Garage”).

Business Day. Any day, other than a Saturday or Sunday, on which commercial banks in the State of New York are open for business.

Cap Amount. As defined in Section 11.3.1.

City Agency. Means, collectively, the City of Carmel Redevelopment Commission (“CRC”), the City of Carmel Redevelopment Authority (“CRA”), or any other applicable public or quasi-public entity as may be referenced in the Project Documents.

Closing. The closing and consummation of the purchase and sale of the Property pursuant hereto.

Closing Date. The Closing shall occur upon a date selected by Buyer (which shall be at least three (3) Business Days after written notice from Buyer to Seller), but in no event shall the Closing be later than the Outside Closing Date.

Closing Date Representations. As defined in Section 7.3.1.

Closing Statement. As defined in Section 10.2.6.

Commission Agreement. Each agreement for leasing commissions (i) as set forth on Exhibit J as commission agreements, (ii) contained in the Leases, or (iii) executed or amended by Seller after the Contract Date in compliance with the provisions of Section 8.3 of this Agreement.

Confidentiality Agreement. That certain Principal Confidentiality Agreement executed by Buyer in favor of Seller dated as of September 17, 2017.

Contract Date. The date upon which this Agreement shall be deemed effective, which shall be the date first above written.

C&W. Cushman & Wakefield U.S., Inc.

C&W Commission. A commission payable to C&W equal to the amounts set forth in its listing agreement referenced on Exhibit J (a) for a renewal or extension, or (b) for new leases or expansions.

Deed. The Limited Warranty Deed to be executed by Seller substantially in the form attached hereto as Exhibit F.

Delinquent Rents. As defined in Section 4.2.1 (ii).

Earnest Money. As defined in Section 3.1.

Environmental Laws. Means all applicable laws, statutes, regulations, rules, ordinances, codes, policies, licenses, permits, orders, demands, approvals, authorizations and similar items of any governmental authority and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health, safety or the environment as in effect on the Contract Date, including those pertaining to reporting, licensing, permitting, investigation, removal and remediation of Hazardous Materials, including: (x) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251), the Safe Drinking Water Act (42 U.S.C. 300f et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Endangered Species Act (16 U.S.C. 1531 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. 11001 et seq.), and (y) applicable state and local laws, statutes and regulations pertaining to Hazardous Materials.

Environmental Reports. As defined in Section 7.1.15.

Escrow Agent. First American Title Insurance Company, 211 North Pennsylvania Street, Suite 1250, Indianapolis, IN 46204, Attn: Monica Chavez, is acting as Escrow Agent pursuant to the terms and conditions of the Escrow Agreement and Section 3 hereof.

Escrow Agreement. That certain Escrow Agreement of even date herewith among Seller, Buyer and Escrow Agent referred to in Section 3.1 hereof substantially in the form attached hereto as Exhibit B and by this reference made a part hereof.

Existing Survey. That certain survey prepared by Central States Consulting, LLC, dated May 4, 2016, Project No. 14-088, which has previously been delivered to Buyer.

Guaranty or Guaranties. Each guaranty presently in effect of all or any of a Tenant's duties and obligations under a Lease (collectively, the "Guaranties").

Hazardous Materials. Means: (a) the presence of which requires investigation or remediation under any Environmental Law action or policy, administrative request or civil complaint under the foregoing or under common law; (b) which is controlled, regulated or prohibited under any Environmental Law as in effect as of the Contract Date, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and as of the Contract Date is regulated by any governmental entity or authority; (d) the presence of which on, under or about, the Property poses a hazard to the health or safety of persons on or about the Property; (e) which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs) or asbestos or asbestos-containing materials or urea formaldehyde foam insulation; or (f) radon gas.

Improvements. The Building and any other buildings, structures and improvements located upon the Land, including Seller's interest, if any, in all systems, facilities, fixtures, machinery, equipment and conduits to provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas, sewer and water thereto (including all replacements or additions thereto between the date hereof and the Closing Date).

Inspection Date. Thirty (30) days following the later of (i) the Contract Date, and (ii) Buyer’s receipt of all of the Seller Diligence Deliveries.

Installment Purchase Contract. That certain Installment Purchase Contract between Midtown Parking Garage Partners, Inc. and The City of Carmel Redevelopment Commission dated as of July 20, 2016.

JLL. Jones Lang LaSalle Americas, Inc.

Joinder Parties. Shall mean Ambrose Property Group, LLC and Old Town Development L.L.C.

Land. All of the land described in Exhibit A attached hereto and by this reference made a part hereof and all privileges, rights, easements, hereditaments and appurtenances thereto belonging, and all right, title and interest of Seller in and to any streets, alleys, passages and other rights of way included therein or adjacent thereto (before or after the vacation thereof).

Lease; Leases. Each lease of space within the Improvements and any amendments thereto (a) in force and effect as of the Contract Date, and/or (b) executed by Seller after the Contract Date in compliance with the provisions of Section 8.3 of this Agreement.

Lease Exhibit. The Lease Exhibit attached hereto as Exhibit D or any updated version thereof.

Letter of Intent. That certain letter of intent signed by Buyer respecting the Property dated February 26, 2018.

Outside Closing Date. 180 days after the Inspection Date.

Permitted Title Exceptions. (i) All presently existing and future liens of unpaid Tax (as defined herein) or assessments, water rates, water charges and sewer taxes, rents and charges, if any, not yet due and payable; (ii) matters which would be disclosed by a current, accurate survey of the Real Property; (iii) all other matters of record affecting title to the Real Property which are disclosed to Buyer in the Title Commitment and to which Buyer does not object or which Buyer waives pursuant to Section 5 of this Agreement; (iv) the rights of Tenants, as tenants only, pursuant to the terms of the Leases and (v) any matters created or caused by Buyer.

Personal Property. Seller's interest in tangible personal property, including, without limitation, all trade fixtures, equipment, furniture, furnishings, appliances, supplies, books, records, files and other personal property of every nature owned by Seller located on the Real Property and used in connection with operation and maintenance of the Improvements, if any, as listed on Exhibit O attached hereto.

Project Documents. The Installment Purchase Contract, Taxpayer Agreements, and all other agreements with or in favor of the City Agency pertaining to the development, ownership, operation and management of the North Garage and the Property, including, without limitation, that certain (i) Master Project Agreement dated May 18, 2016, as amended, by and between the CRC and Midtown Carmel Development, L.L.C., (ii) Project Agreement First Phase, dated May 18, 2016, as amended, by and between the CRC and Midtown Carmel Development, L.L.C., (iii) Operating Agreement (North Garage) dated July 20, 2016, by and among CRC, CRA and Midtown Parking Garage Partners, Inc., (iv) Declaration (North Garage Component) dated July 20, 2016, by and among Seller, CRC and CRA, (v) Accession Agreement (Midtown East Block 1) dated July 20, 2016, by Midtown East Block 1 L.L.C. in favor of CRC, (vi) Accession Agreement (Midtown East Block 2) dated July 20, 2016, by Midtown East Block 2 L.L.C. in favor of CRC, and (vii) Accession Agreement (Midtown Parking Garage Partners) dated July 20, 2016, by Midtown Parking Garage Partners, Inc. in favor of CRC.

Property. All of Seller's right, title and interest in, to and under the following property (excluding any Retained Liabilities): (i) the Real Property, (ii) the Installment Purchase Contract and other Project Documents, (iii) the Personal Property; (iv) the Leases and Approved Contracts; and (v) the other intangible property described in the Assignment attached hereto as Exhibit I.

Protected Tenant. As defined in Section 4.2.11.

Purchase Price. As shown on Exhibit A-1.

Real Property. All of Seller's right, title and interest in, to and under the following property: (i) the Land; (ii) the Improvements; and (iii) all rights of way or use, trade names and marks, tenements, hereditaments, appurtenances and easements now or hereafter belonging or pertaining to any of the foregoing.

Rent. The total amount of base or fixed rent, overage rent (including, without limitation, percentage rents, consumer price index escalation payments and other similar rental payments in excess of fixed, minimum and base rents under the Leases, whether finally determined before or after the expiration of the fiscal years under various Leases), estimated payments of taxes and operating expenses and other amounts under the Leases.

Required Removal Items. (a) Any liens evidencing monetary encumbrances, including, without limitation, any security deed, pledge, mortgage, deed of trust or other financing instrument encumbering the Property, (b) all mechanic’s and materialmen’s liens filed in connection with work performed on the Property (excluding all liens caused by acts of Buyer or its agents, employees, contractors or representatives), (c) any other liens or judgments against any portion of the Property (excluding all liens caused by acts of Buyer or its agents, employees, contractors or representatives), (d) matters created by Seller or Seller Related Parties in violation of the terms of this Agreement, and (e) any other exception to title that Seller has specifically agreed in writing to remove pursuant to the terms of Section 5.1.

Retained Liabilities. Any liability whatsoever, whether fixed or contingent, recorded or unrecorded, known or unknown, with respect to the Property accrued and/or arising solely from events which occurred prior to the Closing (except as otherwise expressly set forth herein), including (subject to the foregoing limitations): (a) any matters placed of record by or on behalf of Seller or Seller Related Party or as a result of the actions by or on behalf of Seller or Seller Related Parties after the Contract Date which are not approved by the Buyer; (b) any and all accounts payable or other trade payables for which Buyer did not receive a credit at Closing; (c) to the extent Buyer did not receive a credit at Closing or for which Buyer is responsible pursuant to the express terms of this Agreement, tax obligations, including all federal, state, local or special purpose district tax and withholding liabilities and obligations of Seller or any of its respective Affiliates with respect to periods prior to the Closing, and any interest, fines or penalties thereon or with respect to returns filed or required to be filed in connection therewith; (d) liabilities arising from any claims by third parties for personal injury or property damage arising out of events occurring prior to the Closing; (e) liabilities or obligations of Seller or its affiliates for brokerage or other commissions relating to the transactions contemplated herein; (f) liabilities relating to or arising from any contracts between Seller and any of its affiliates or any contract obligations not expressly assumed by Buyer; and (g) any security and other deposits, advance or prepaid rents not prorated pursuant to this Agreement or for which Buyer did not receive a credit at Closing.

SEC. The U.S. Securities and Exchange Commission.

Security Deposits. Any and all security deposits held by Seller pursuant to the Leases and as listed on Exhibit D.

Seller Diligence Deliveries. The documents and materials provided by Seller to Buyer as listed on Exhibit N attached hereto.

Seller’s Warranties. Seller’s representations and warranties set forth in this Agreement, including, without limitation, Section 7.1 and Section 15, and the closing documents executed by Seller for the benefit of Buyer, as such representations and warranties may be deemed modified or waived by Buyer pursuant to the terms of this Agreement.

Service Contracts. All of the service or management contracts, equipment, labor or material contracts, maintenance or repair contracts or other agreements that are in full force and effect and affect the Property or the operation, repair or maintenance thereof which are (i) listed as service contracts on Exhibit J, and (ii) executed or amended by Seller after the Contract Date in compliance with the provisions of Section 8.3 of this Agreement.

Survey. The Existing Survey and any updates of the Existing Survey.

Survival Period. As defined in Section 7.1.16.

Tax. As defined in Section 4.2.2.

Taxpayer Agreements. The Taxpayer Agreement AB Component dated July 20, 2016, between The City of Carmel Redevelopment Commission and Midtown East Block 1 L.L.C. and the Taxpayer Agreement Retail Space Component dated July 20, 2016, between the City of Carmel Redevelopment Commission and Midtown East Block 2.

Taxpayer Agreement Guaranties. The Taxpayer Agreements Guaranty First Phase Ambrose dated July 20, 2016 between Ambrose Property Group, LLC and The City of Carmel Redevelopment Commission and The Taxpayer Agreements Guaranty First Phase Old Town Development dated July 20, 2016 between Old Town Development L.L.C. and The City of Carmel Redevelopment Commission.

Tax Refund. As defined in Section 4.2.2 (ii).

Tenant or Tenants. Each tenant that has executed a Lease.

Tenant Estoppel Certificate. An estoppel certificate executed by a Tenant substantially in the form attached hereto as Exhibit M or the form required by the particular Tenant's Lease.

Title Commitment. Title commitment(s) issued by the Title Insurer for an owner's policy of title insurance (in the form most recently adopted by ALTA) in the amount of the Purchase Price, covering title to the Real Property.

Title Insurer. First American Title Insurance Company, 211 N. Pennsylvania Street, Suite 1250, Indianapolis, IN 46204, Attn: Monica Chavez.

Vendor or Vendors. Each vendor or broker with whom Seller has executed a Service Contract.

1.2          Exhibits and Schedules. Attached hereto and forming an integral part of this Agreement are the following exhibits and schedules, all of which are incorporated into this Agreement as fully as if the contents thereof were set out in full herein at each point of reference thereto:

Exhibit A -	Description of Land
Exhibit A -1 – Purchase Price Schedule
Exhibit B -	Escrow Agreement
Exhibit C -	Bill of Sale
Exhibit D -	Lease and Security Deposit Exhibit
Exhibit E -	Disclosure Schedule
Exhibit F -	Form of Deed
Exhibit G -	Non-Foreign Certificate
Exhibit H -	Notice to Tenants
Exhibit I -	Assignment and Assumption Agreement
Exhibit J -	List of Service Contracts and Commission Agreements
Exhibit K -	Intentionally Omitted
Exhibit L -	Notice to Vendors
Exhibit M -	Form of Tenant Estoppel Certificate
Exhibit N-	Seller Diligence Deliveries
Exhibit O-	List of Personal Property
Exhibit P -	Schedule of Environmental Reports
Exhibit Q -	Operating Budget
Exhibit R -	Assignment of Project Documents

Section 2.          Purchase and Sale. Subject to and in accordance with the terms and provisions of this Agreement, Seller agrees to sell and Buyer agrees to purchase the Property. In connection therewith and subject to and in accordance with the terms and provisions of this Agreement, Seller shall (a) convey Seller's right, title and interest in, to and under the Land and Improvements to Buyer pursuant to the Deed, (b) convey the Seller’s interest in the Installment Purchase Contract and other Project Documents pursuant to the Assignment of Project Documents, (c) convey to Buyer the Personal Property pursuant to the terms of the Bill of Sale, and (d) assign to Buyer, and Buyer shall assume pursuant to the Assignment, the Leases, Guaranties, Approved Contracts (as well as the other property described in the Assignment), and all other rights and obligations to be assigned by Seller and assumed by Buyer hereunder pursuant to the terms of this Agreement.

Section 3.          Earnest Money.

3.1          Earnest Money. Within two (2) Business Days after the full execution of this Contract, Buyer shall deposit with Escrow Agent in immediately available funds the amount of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) (the "Initial Deposit"). The Initial Deposit shall be held as the "Earnest Money." The Earnest Money, together with any interest or other income earned thereon, shall be held, invested and disbursed pursuant to the respective terms and provisions hereof and in accordance with the terms and conditions of the Escrow Agreement.

3.2          Disbursement. The Earnest Money shall be disbursed by Escrow Agent at Closing to Seller as a portion of the Purchase Price unless otherwise disbursed pursuant to this Agreement. Whenever the Earnest Money is by the terms hereof to be disbursed by Escrow Agent, Seller and Buyer agree promptly to execute and deliver such notice or notices as shall be reasonably necessary to authorize Escrow Agent to make such disbursement.

Section 4.          Purchase Price.

4.1          Purchase Price. The Purchase Price, as adjusted by the prorations provided in Section 4.2 hereof and less the Earnest Money shall be paid by Buyer to Seller at the Closing in United States dollars, by Federal Reserve System wire transfer or other immediately available funds acceptable to Seller to an account or accounts designated in writing by Seller prior to the Closing.

4.2          Prorations. At the Closing, Buyer and Seller shall prorate all items of income and expense relating to the Property based upon Buyer's and Seller's respective periods of ownership for the calendar year in which the Closing occurs, with Buyer treated as the owner of the Property on the Closing Date, including, without limitation:

4.2.1           Rents.

(i)          Closing. Except as provided in subparagraph (ii) below, Seller shall pay or credit to Buyer (with respect to periods from and after the Closing Date), if, as and when the same shall be received: (A) all Rent paid by Tenants under the Leases for the calendar month in which the Closing occurs, prorated for the number of days during such calendar month from, including and after the Closing, and (B) all prepaid and overpaid Rents of all Tenants under the Leases. Buyer shall indemnify and hold harmless Seller and Seller Related Parties (as hereinafter defined), from and against any liability (including, without limitation, reasonable attorneys' fees and costs) arising from Buyer's failure to account properly to Tenants for prepaid and overpaid Rents to the extent credited to Buyer by Seller at Closing.

(ii)         Post-Closing. After the Closing, Buyer shall make diligent good faith efforts to collect all unpaid Rents for any period prior to the Closing, provided that Buyer shall have no obligation to institute litigation or terminate any Leases in connection with any such collections. Any Rents due and owing Seller before the Closing Date by Tenants under the Leases that are unpaid at the Closing, are herein called "Delinquent Rents". There shall be no cash credit to Seller at Closing on account of any Delinquent Rents, but following Closing, rental and other payments received by Buyer or Seller from Tenants shall be first applied toward the actual out-of-pocket costs of collection paid to parties other than the managing agent of the Property, second toward the payment of rent and other charges then currently owed to Buyer, and third such Rents shall be applied toward the payment of Delinquent Rents. Seller shall have and reserves the right to pursue any remedy against any Tenant owing Delinquent Rents, provided that Seller shall in no event institute any proceeding for the purpose of evicting or dispossessing a Tenant from the Real Property. In connection with the foregoing, Buyer shall reasonably cooperate with Seller in any collection efforts hereunder. Buyer may not waive any Delinquent Rents nor modify a Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller's written consent, which consent may be given or withheld in Seller's sole and absolute discretion. Notwithstanding the foregoing, Buyer may, by written notice to Seller, restrict Seller from collecting such Delinquent Rents, but only if Buyer first pays Seller such Delinquent Rents in exchange for Seller's assignment to Buyer of all of Seller's rights and causes of action with respect thereto.

4.2.2           Real Estate Taxes. All real estate taxes affecting the Real Property (collectively, "Tax") shall be prorated between Buyer and Seller on a Cash Basis (as hereinafter defined). As of the Closing Date, if the Tax bill is not available for the year of Closing, the proration of Tax shall be based upon the most recently issued Tax bill. Promptly after the new Tax bill is issued, the Tax shall be re-prorated pursuant to Section 4.2.10 below, and any discrepancy resulting from such re-proration and any errors shall be promptly corrected by the parties. Notwithstanding the foregoing, if any Tenants pay Tax directly to the taxing authority, the portion of the Tax paid directly by the Tenant to the taxing authority shall not be prorated. Buyer shall pay all Tax due and payable after Closing and reconciliations with Tenants shall be responsibility of Buyer post-Closing pursuant to Section 4.2.10 below. As used herein, the term "Cash Basis" shall refer to proration of Tax based on the tax bills that are due during the year of Closing, regardless of when such Tax accrue or the assessment period of the Tax.

(i)          Prepaid Tax. If any portion of any assessments against the Real Property other than Tax that are paid by Seller with respect to the Real Property at or prior to the Closing, determined on a Cash Basis (rather than accrual basis), relate to any time including or after the Closing Date, Buyer shall pay to Seller at the Closing the amount of such other assessments paid prorated for the number of days, from, including and after the Closing.

(ii)         Tax Refunds. All refunds of Tax received by Seller or Buyer after the Closing with respect to the Real Property ("Tax Refund") shall be applied (A) first, to Seller or Buyer, as the case may be, to the extent of third party expenses incurred by either party in protesting and obtaining such Tax Refund, (B) second, to Buyer to the extent that such Tax Refund is required to be paid to (or credited against other amounts payable by) the Tenants under the Leases, and (c) third, (x) to Seller if such Tax Refund is for any period which ends before the Closing Date, and (y) to Buyer if such Tax Refund is for any period which commences on or after the Closing Date. If Seller or Buyer receives any Tax Refund, then each shall notify the other party and thereafter retain or pay such amounts (or portions thereof) in order that such payments are applied in the manner set forth in this Subsection. Buyer hereby agrees to execute all consents, receipts, instruments and documents which may reasonably be requested in order to facilitate settling any certiorari proceeding commenced by Seller prior to the Closing Date and collecting the amount of any Tax Refund. Notwithstanding anything to the contrary herein, Buyer shall have the sole authority to pursue Tax appeals after the Closing Date.

(iii)        Installments. To the extent that Tax includes special assessments or installments of special assessments, for the purpose of this Section 4.2.2, Seller's prorated portion of such assessments shall be determined assuming payment over the longest period of time permitted by the applicable taxing authorities.

4.2.3           Utilities. At the Closing, all utilities, including, without limitation, telephone, steam, electricity and gas will be prorated between Buyer and Seller on the basis of the most recently issued bills therefor, subject to adjustment after the Closing when the next bills are available, or if current meter readings are available, on the basis of such readings. Notwithstanding the foregoing, prior to the Closing, Buyer shall deliver written notice to each of the utility companies (with copies thereof to Seller) providing services to the Property, advising such utility companies of the transfer of the Property, and making appropriate arrangements with such utility companies to transfer all such utilities services to Buyer as of the Closing Date and to deliver all future bills for services to Buyer, and each of Buyer and Seller shall cooperate with the other party in respect of the foregoing.

4.2.4           Contracts. All Service Contracts and Commission Agreements not to be assumed by Buyer (at Buyer’s election pursuant to the terms of this Agreement) shall be terminated by Seller as of the Closing Date at no cost or expense to Buyer, and there shall be no proration of service charges with respect thereto; provided, however, that with respect to any Approved Contracts, at the Closing, (i) Seller shall pay or grant to Buyer as a credit against the Purchase Price, the amount of accrued or unpaid charges for services rendered before the Closing Date prorated on a per diem basis, and (ii) Buyer shall pay to Seller the amount of prepaid charges for services rendered from and after the Closing Date prorated on a per diem basis.

4.2.5           Security Deposits. Buyer shall receive a credit (or Seller shall pay to Buyer) at Closing in an amount equal to the total amount of refundable cash Security Deposits shown in the Lease(s) less portions thereof which were applied by Seller after the Contract Date, if any, pursuant to the terms of the applicable Leases(s).

4.2.6           Intentionally Omitted.

4.2.7           Deposits. Deposits with telephone and other utility companies, and any other persons or entities who supply goods or services in connection with the Property if the same are assigned to Buyer at the Closing, which shall be credited in their entirety to Seller.

4.2.8           Intentionally Omitted.

4.2.9           Other. Such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Property and located in the State of Indiana.

4.2.10         Final Reconciliation.  The amount of payments by Seller or Buyer under this Section 4.2 ("Prorated Expenses"), and the amount of any pass-through expenses billed to Tenants pursuant to the Leases for the year of Closing ("Expense Pass-Throughs"), may have been based on estimates of applicable amounts.  Except as otherwise expressly provided herein, when the actual amounts are finally determined with respect to Prorated Expenses and Expense Pass-Throughs, Seller and Buyer shall recalculate, reconcile and re-prorate the amounts based on the actual amounts.  Buyer will perform any year-end reconciliations with respect to the calendar year in which the Closing occurs in accordance with the terms of the Leases.  Seller and Buyer covenant to cooperate and provide the other party with any information, books or records necessary to finalize such reconciliation.  Seller or Buyer, as the case may be, shall make an appropriate payment to the other based on such recalculation such that each party is made whole within thirty (30) days of the conclusion of the reconciliation and notification to the other party of the amount to the paid, however, neither party shall have the right to request apportionment or reapportionment after June 30, 2019.  To the extent any Tenants are due refunds as a result of the post-Closing reconciliation, Seller shall pay to Buyer its pro rata portion of such refunds pursuant to the terms of this Section 4.2; provided, such payment shall be reduced by any amounts which may have been credited to Buyer at Closing with respect to such refunds owed to Tenants.  To the extent any additional amounts are due from Tenants as a result of the post-Closing reconciliation with respect to periods prior to the Closing Date, Buyer shall pay to Seller its pro rata share of such reimbursements pursuant to the terms of this Section 4.2.

4.2.11         Leasing Costs. At or prior to Closing, Seller shall pay any leasing commissions due and payable on or before the Closing Date. Additionally, at Closing, Seller shall give Buyer a credit for any other outstanding leasing commissions, tenant improvement costs, rent abatements, free rent and other similar concessions for any leases executed before the date of the Letter of Intent. Notwithstanding anything to the contrary in the previous sentences, Buyer shall be responsible for (and shall reimburse Seller at Closing for any amounts expended by Seller for) (i) leasing commissions and tenant improvement costs in connection with any extension or renewal of the term of a Lease exercised after the date of the Letter of Intent but before Closing in compliance with the provisions of Section 8.3 of this Agreement (including without limitation, payment of the C&W Commission), to the extent the term thereof is for periods from and after the Closing Date, (ii) leasing commissions and tenant improvement costs in connection with any new lease or Lease amendment executed by Seller after the date of the Letter of Intent but before Closing in compliance with the provisions of Section 8.3 of this Agreement (including without limitation, payment of the C&W Commission), to the extent the term thereof is for periods from and after the Closing Date; and (iii) the C&W Commission for leases (including new leases, renewals, extensions or expansions) entered into by Buyer or its successors or assigns within ninety (90) days after the Closing Date with tenants which C&W or their respective affiliates procured as prospects for the subject leased premises. Seller shall provide Buyer with a listing of all such tenant prospects (each a "Protected Tenant") and fee schedule at least 5 days before Closing for Buyer’s review and approval (the "Protected Tenant List"). To the extent that Seller has given Buyer a credit for leasing commissions and tenant improvement costs, Buyer shall indemnify and hold Seller harmless from and against any liability (including, without limitation, reasonable attorneys’ fees and costs) arising from Buyer’s failure to pay and disburse, leasing commissions and tenant improvement costs to the parties to which they are due.

4.2.12         Closing Costs. Buyer shall pay: (a) the cost of any lender title insurance policies and all title policy endorsements (whether for owner's or lender's policies) for the extended coverage portion of title policies, (b) one-half (1/2) of all escrow or closing agent charges, (c) all costs associated with the recording of the Deed and any encumbrances Buyer places on the Property at Closing, and (d) all costs of Buyer's due diligence. Seller shall pay: (v) the cost of any updates to the Existing Survey, (w) costs incurred to repay any liens and other expenses due from or incurred by Seller in connection with any encumbrances on the Property (including existing liens and mortgages on the Property), (x) state, county and local transfer taxes, if any, (y) the cost of the owner's policy premium charged by the Title Insurer (excluding the cost of endorsements, any special premium attributable to the obtainment of affirmative insurance, and any other costs associated with the extended coverage portion of the title insurance policy), and (z) one-half (1/2) of all escrow or closing agent charges. Each party shall pay its own attorneys and consultants. Brokerage commissions shall be paid as set forth in Section 15. All other costs and expenses incident to this transaction not otherwise allocated above shall be allocated between Seller and Buyer as is customary in Hamilton County, Indiana. The obligations of the parties to pay the foregoing costs and expenses shall survive the termination of this Agreement.

4.2.13         Survival. The provisions of this Section 4.2 shall survive the Closing.

Section 5.          Title and Survey

5.1          Within five (5) Business Days after the Contract Date, Seller shall deliver the Existing Survey to Buyer and the updated Title Commitment to Buyer. Buyer shall examine title to the Real Property and the Survey and within five (5) Business Days prior to the Inspection Date, give written notice to Seller of any objections that Buyer may have to title or the Survey (the "Title Objection Notice"). If Buyer shall fail to timely deliver the Title Objection Notice, Buyer shall be deemed to have waived such right to object to those title exceptions or defects disclosed in the Title Commitment delivered to Buyer. If Buyer does timely deliver the Title Objection Notice to Seller, Seller shall elect, by written notice delivered to Buyer within ten (10) days following Seller's receipt of the Title Objection Notice (the "Cure Response Period") to either elect to cure or satisfy any particular objection(s) at or prior to Closing or not to so cure or satisfy any particular title objection(s) (the "Title Response Notice"). Notwithstanding anything to the contrary contained in this Agreement, Seller, in its sole discretion, shall have the right to adjourn the Closing for a period not to exceed thirty (30) days, in order to undertake to cure or satisfy any particular objection(s) raised by Buyer in the Title Objection Notice, provided, however, that Seller shall notify Buyer, in writing, within three (3) days prior to the scheduled Closing Date, of its election to so adjourn the Closing. To the extent Seller shall fail to deliver the Title Response Notice to Buyer within the Cure Response Period or shall elect not to cure any particular title objection(s) by Closing, then Buyer may elect, by written notice to Seller within the earlier of five (5) Business Days after: (i) the delivery of the Title Response Notice or (ii) the expiration of the Cure Response Period to (a) terminate this Agreement, in which case the Earnest Money shall be returned to Buyer by Escrow Agent and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination, or (b) waive its objections hereunder and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement, without any reduction in the Purchase Price. Seller shall not be required to cure any matter objected to by Buyer; provided, however, that Seller shall be required to remove the Required Removal Items (whether or not Buyer has objected to such items in the Title Objection Notice) at Closing and any failure to discharge any Required Removal Item shall constitute a material default by Seller under this Agreement. If Buyer fails to so give Seller notice of its election within the timeframe required therefor, Buyer shall be deemed to have elected the option contained in subpart (b) above; provided that Seller shall be required to remove the Required Removal Items in any event at Closing. If Seller does so cure or satisfy such objections to the satisfaction of Buyer, then this Agreement shall continue in full force and effect. Buyer shall have the right at any time to waive any objections that it may have made and, thereby, to preserve this Agreement in full force and effect.

The foregoing procedures for making and responding to objections to title exceptions and survey matters shall also apply with respect to any objections to title exceptions (other than clauses (i), (ii) and (iv) of the definition of Permitted Title Exceptions) which first appear on updates of the Title Commitment received by Buyer after the date of the Title Objection Notice (and Buyer shall promptly provide Seller with copies of any updated Title Commitments and Schedule B items first shown in such updated commitments) or any survey matters that did not exist as of the date of the Title Objection Notice (other than clauses (i), (ii) and (iv) of the definition of Permitted Title Exceptions), except that all such objections must be made on or before the earlier of five (5) Business Days after Buyer’s receipt of an updated Title Commitment or Survey which discloses such new title exceptions or survey matters or the Closing Date, and all agreements to cure and termination rights relating thereto must be made or exercised, as applicable, on or before the earlier of the time periods provided in the previous paragraph or the Closing Date (subject to Seller's right to adjourn the Closing as hereinabove provided).

If, on the Closing Date, there are any liens or encumbrances that Seller elects or is required to discharge under this Agreement, Seller shall have the right (but not the obligation) to either (i) arrange for affirmative title insurance or special endorsements insuring against enforcement of such liens or encumbrances against, or collection of the same out of, the Real Property, with Buyer’s reasonable consent or (ii) use any portion of the Purchase Price to pay and discharge the same at Closing.

Section 6.          Buyer's Inspection.

6.1          Document Inspection. Seller shall promptly provide copies of the Seller Diligence Deliveries for Buyer’s review within five (5) Business Days of the Contract Date. Buyer and Seller acknowledge that Buyer shall review and inspect the Seller Diligence Deliveries and any other documents provided or made available by Seller or obtained by Buyer. Except as otherwise expressly provided herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of the Seller Diligence Deliveries or any other studies, documents, reports or other information provided to Buyer by Seller.

6.2          Physical Inspection. Subject to the Leases, any restrictions of record and applicable laws, Buyer and its agents shall have the right, from time to time during normal business hours, to enter upon the Real Property to examine the same and the condition thereof, and to conduct such surveys and to make such engineering and other inspections, tests and studies as Buyer shall determine to be reasonably necessary, all at Buyer's sole cost and expense, including, without limitation, a Phase I environmental report and a roof survey and report. Notwithstanding the foregoing, Buyer shall not conduct or allow any physically intrusive testing of, on or under the Real Property without the prior written consent of the Seller. Buyer agrees to give Seller reasonable advance written notice of such examinations or surveys and to conduct such examinations or surveys during normal business hours to the extent practicable. Buyer agrees to conduct all examinations and surveys of the Property in accordance with all applicable laws and in a manner that will not materially interfere with the operations of Seller or Tenants thereon and will not harm or damage the Property or cause any claim adverse to Seller or any Tenant, and agrees to repair or restore the Property to its condition prior to any such examinations or surveys immediately after conducting the same, except Buyer shall have no obligation to repair or restore pre-existing conditions merely uncovered by Buyer. Buyer shall not contact any current or prior Tenants concerning the Property without Seller's prior consent, which shall not be unreasonably withheld, conditioned, or delayed, and Seller shall have the right to be present during any such contacts. Seller shall use commercially reasonable efforts to facilitate and coordinate tenant interviews on Buyer’s behalf. Buyer hereby indemnifies and holds Seller and any agent, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, subsidiary, trustee or other person or entity acting on Seller's behalf or otherwise related to or affiliated with Seller (collectively, "Seller Related Parties") harmless from and against any claims for injury or death to persons, damage to property or other losses, damages or claims, including, without limitation, claims of any tenant(s) then in possession, and including, without limitation, in each instance, attorneys' fees and litigation costs, arising out of (i) the entry on the Real Property by or any action of, any person or firm entering the Real Property on Buyer's behalf as aforesaid or, (ii) any breach by Buyer of its obligations under this Section, or (iii) any liens caused by or on behalf of Buyer, which indemnity shall survive the Closing and any termination of this Agreement; provided, however, that the foregoing obligation to indemnify and hold harmless shall not extend to protect Seller from any liability for (a) any matter caused by or resulting from Seller’s negligence or willful misconduct, or (b) any pre-existing conditions at the Property merely discovered by Buyer (e.g., latent environmental contamination), so long as Buyer does not exacerbate such condition once discovered. Prior to, and as a condition to any entry on the Real Property by Buyer or its agents for the purposes set forth in this Section 6.2, Buyer shall deliver to Seller a certificate of insurance evidencing commercial general liability coverage with a per occurrence limit of at least $1,000,000.00 and excess umbrella coverage for bodily injury and property damage in the amount of $2,000,000.00, in a form reasonably acceptable to Seller, covering any activity, accident or damage arising in connection with Buyer or agents of Buyer on the Real Property, and naming Seller, as an additional insured. The insurer under such policy must agree not to cancel, materially change or fail to renew the coverage provided by such policy, without first giving Seller five (5) days advance written notice. If Buyer terminates this Agreement for any reason other than a Seller default, Buyer shall provide, upon Seller’s request, copies of written results of any inspections or tests obtained by Buyer in connection with Buyer’s due diligence, excluding any drafts, attorney-client privileged communications, or internally generated work product. Notwithstanding the delivery of such written results, Seller acknowledges that Buyer will not make any representations or warranties regarding the same and that Seller shall not be entitled to rely upon the same.

6.3           Formal Inspection Period. Buyer's obligation to close under this Agreement is subject to and conditioned upon Buyer's investigation and study of and satisfaction with the Property as set forth in this Section 6. Buyer shall have until 5:00 p.m. Eastern time on the Inspection Date in which to make such investigations and studies with respect to the Property as Buyer deems appropriate and to terminate this Agreement, by written notice delivered to Seller, if Buyer is not, for any or no reason, satisfied with the Property, in which case the Earnest Money shall be promptly returned to Buyer and neither party shall have any further obligations hereunder except for those obligations of Buyer set forth in Sections 6.2 and 6.4. If Buyer fails to deliver written notice to Seller of its election to terminate this Agreement upon the later of (a) 5:00 p.m. Eastern time on the Inspection Date or (b) after receipt of Seller’s Title Response Notice (or the expiration of the Cure Response Period with no Title Response Notice), then Buyer's termination rights under this Section 6 shall be deemed to have been waived by Buyer, the Earnest Money shall be non-refundable, except as otherwise expressly set forth herein, and the parties shall proceed with the transaction pursuant to the remaining terms and conditions of this Agreement.

6.4           Confidentiality. Buyer and its representatives shall hold in confidence all non-publicly available data and information relating to the Property, the Seller or its business, whether obtained before or after the execution and delivery of this Agreement pursuant to the Confidentiality Agreement, which is incorporated herein and which Buyer hereby reaffirms; provided, however, that Buyer shall be entitled to (i) make any necessary disclosures or filings required to comply with any laws, orders or SEC rule or regulation applicable to Buyer or its affiliates whether prior to Closing or after Closing, (ii) disclose such information (A) on a need-to-know basis to its employees, agents, consultants, and members of professional firms serving it or potential lenders or investors, or (B) as any governmental agency may require in order to comply with applicable laws or a court order, or (C) to the extent that such information is a matter of public record. In the event of a breach or threatened breach by Buyer or its representatives of this Section 6.4, Seller shall be entitled to all remedies set forth in the Confidentiality Agreement. Nothing in this Agreement shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach of the Confidentiality Agreement. The provisions of this Section 6.4 shall survive the Closing and any termination of this Agreement.

Section 7.          Representations and Warranties.

7.1          Seller's Representations. Seller hereby represents and warrants to Buyer that the following statements are true except as may otherwise be disclosed on Exhibit E:

7.1.1           Lease Exhibit. There are no leases or other occupancy agreements affecting the Property other than as identified in the Lease Exhibit and Seller has delivered to Buyer a true and complete copy of all Leases, including all amendments or modifications thereto. Prior to Closing, Seller shall provide an updated version of the Lease Exhibit to Buyer as an exhibit to the Assignment. Seller has not entered into any Lease concerning the Property except with the Tenants disclosed on the Lease Exhibit. Seller is not in default, and to Seller’s knowledge, no other party is in default, with respect to its obligations or liabilities under any of the Leases. Seller has not received any written notice from any tenant of the Property asserting or alleging that Seller is in default under such Tenant’s Lease, and Seller has not sent to any tenant of the Property any written notice alleging or asserting that such Tenant is in default under such Tenant’s Lease.

7.1.2           Agreements. All of the Service Contracts and Commission Agreement affecting the Property are listed on Exhibit J. Seller has not entered into any management agreement, or agreement for provision of services or supplies, or other contract which will be binding on Buyer or the Property after the Closing except for the Approved Contracts that Buyer elects to assume pursuant to the terms hereof, the Leases, matters of record and, if applicable, any obligation to pay commissions with respect to the Protected Tenants in accordance with Section 4.2.11 of this Agreement. Seller has not entered into any leasing commission agreements that have outstanding obligations for payment of commissions by the landlord that shall be binding on Buyer except for payments that may accrue with respect to Protected Tenants in accordance with Section 4.2.11 of this Agreement. Except for defaults cured on or before the Contract Date, Seller has not received any written notice of default under the terms of any of the contracts affecting the Property.

7.1.3           Legal Violations. Except for violations cured or remedied on or before the Contract Date, Seller has not received any written notice of any violations of any applicable building codes or any applicable zoning or land use law, fire safety or health codes, Environmental Laws or any other applicable local, state or federal law or regulation relating to any portion of the Property, including, without limitation, the Americans with Disabilities Act of 1990, as amended from time to time.

7.1.4           No Litigation. Except as set forth on Exhibit E, Seller has not received written notice of any actual, threatened or pending litigation, suit, action or proceeding (including, without limitation, any condemnation proceeding) by any organization, person, individual or governmental agency against Seller with respect to the Property or against the Property.

7.1.5           Authority. Seller is a duly organized and validly formed limited liability company under the laws of the State of Indiana, is qualified to do business in the State of Indiana, and is not subject to any involuntary proceeding for dissolution or liquidation thereof.

7.1.6           Non-Foreign Status. Seller is not a "foreign person" as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended and the Regulations promulgated pursuant thereto.

7.1.7           Authority of Signatories; No Breach of Other Agreements, etc. The execution, delivery of and performance under this Agreement by Seller are pursuant to authority validly and duly conferred upon Seller and the signatories hereto. Subject to the terms and conditions of Section 9.2(a) herein, the consummation of the transaction herein contemplated and the compliance by Seller with the terms of this Agreement do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any agreement, arrangement, understanding, accord, document or instrument by which Seller is bound and all obligations hereunder are valid and legally binding upon and enforceable against Seller.

7.1.8           OFAC & Executive Order. Seller is not acting, directly or indirectly for, or on behalf of, any person, group, entity (as applicable): (i) currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the "List"), and (ii) with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) who is an Embargoed Person (as defined below). The term "Embargoed Person" means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

7.1.9           Seller’s Financial Condition. No petition has been filed by Seller, nor has Seller received written notice of any petition filed against Seller, under the Federal Bankruptcy Code or any similar Laws. Seller is not now insolvent, will not be insolvent at Closing, and will not be rendered insolvent by the consummation of the transactions contemplated by this Agreement.

7.1.10         Personal Property. The Personal Property to be transferred to Buyer is free and clear of liens, security interests and other encumbrances arising by, through or under Seller, except as a result of instruments securing a loan that shall be paid in full by Seller at or prior to Closing.

7.1.11         Rents. No Rents or Leases have been assigned, transferred or hypothecated by Seller, except by virtue of instruments securing a loan that shall be paid in full by Seller at or prior to Closing.

7.1.12         Third-Party Rights. Seller has not entered into any agreements currently in effect pursuant to which Seller has granted any rights of first refusal to purchase all or any part of the Property, options to purchase all or any part of the Property or other rights whereby any individual or entity has the right to purchase all or any part of the Property.

7.1.13         Special Assessments. Seller has not received any written notice from any governmental agency that any special assessments are pending, noted or levied against the Property.

7.1.14         Installment Purchase Contract/Project Documents. Seller has delivered true, correct and complete copies of the Installment Purchase Contract and the other Project Documents to the Buyer. Seller is not in default under any of the Project Documents and to Seller’s knowledge, there are no defaults by any other parties under such Project Documents and no conditions exist which would constitute or with the passage of time, result in a default thereunder. All payments required to be made under the Project Documents have been timely made and no written notices of default or violation have been received or delivered by Seller.

7.1.15         Environmental Matters. The Schedule of Environmental Reports attached hereto and made a part hereof as Exhibit P is a true, accurate and complete list of all studies, reports, surveys and assessments of the environmental condition of or affecting the Property (the “Environmental Reports”) that are in the possession or control of Seller or any Seller Related Parties. Except as shown on the Environmental Reports, to the best of Seller’s knowledge, the Property and the operations thereon are in compliance with all Environmental Laws. Except as shown on such Environmental Reports, (i) Seller has not and, to the best of Seller’s knowledge, no other party used, manufactured, stored, or disposed of, on, at or under the Property Hazardous Materials other than those Hazardous Materials allowed under, and in compliance with, Environmental Laws and customarily used, manufactured, stored, or disposed of in the ordinary course of construction, repair, maintenance and operation of the Property including, without limitation, pesticides, fertilizers, solvents, cleansers and other cleaning supplies and materials, (ii) to the best of Seller’s knowledge no third party has used, manufactured, stored or disposed of, on, at or under the Property any Hazardous Materials in reportable quantities or in violation of applicable Environmental Laws and (iii) neither Seller nor, to the best of Seller’s knowledge, any other party has disposed of or released any Hazardous Materials on, at or under the Property. To the best of Seller’s knowledge, except as shown on the Environmental Reports, there are no (i) polychlorinated biphenyls or PCB-containing equipment, (ii) asbestos containing materials, (iii) lead based paints, (iv) mold or (v) dry-cleaning facilities in, on, at, or under or about the Property (or any portion thereof).

7.1.16         Survival. The representations and warranties of Seller in this Section 7.1 shall survive the Closing for a period of one hundred eighty (180) days (“Survival Period”).

7.2          Buyer's Representations. Buyer hereby represents and warrants to Seller that the following statements are true:

7.2.1           Authority. Buyer is a duly organized and validly formed limited liability company under the laws of the State of Delaware, prior to Closing will be qualified to do business in the State of Indiana and is not subject to any involuntary proceeding for dissolution or liquidation thereof.

7.2.2           Authority of Signatories; No Breach of Other Agreements, etc. The execution, delivery of and performance under this Agreement by Buyer are pursuant to authority validly and duly conferred upon Buyer and the signatories hereto. The consummation of the transaction herein contemplated and the compliance by Buyer with the terms of this Agreement do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any agreement, arrangement, understanding, accord, document or instrument by which Buyer is bound.

7.2.3           OFAC & Executive Order. Buyer is: (a) (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the OFAC and/or on any other List, and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an Embargoed Person (as defined below), (b) to Buyer’s actual knowledge, none of the funds or other assets of Buyer constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and (c) to Buyer’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in any Buyer (whether directly or indirectly).

7.3          Miscellaneous.

7.3.1           As used herein, the phrase "Seller's knowledge" or any derivation thereof shall mean the actual knowledge of Aasif M. Bade, Manager of the Manager of Seller, provided, however, Mr. Bade shall have no duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. It shall be a condition of Closing that the representations and warranties contained in this Section 7 and Section 15 (collectively, the "Closing Date Representations") are true and correct in all material respects at Closing. In the event that Seller or Buyer learns that any of said representations or warranties becomes inaccurate between the Contract Date and the Closing, Seller or Buyer, as applicable, shall immediately notify the other party in writing of such change (a "Notice of Inaccuracy"). The Closing shall be automatically extended up to thirty (30) days in order to allow Seller to cure such change if Seller elects, by written notice delivered to Buyer within the earlier of five (5) Business Days after Seller's receipt of a Notice of Inaccuracy or prior to Closing. In the event Seller so cures such change by the Closing Date (as the same may be extended pursuant to this Section 7.3.1), this Agreement shall remain in full force and effect. If Seller does not cure such change by the Closing Date (as the same may be extended pursuant to this Section 7.3.1), such event shall constitute a material default hereunder and Buyer may pursue its rights and remedies pursuant to Section 11.2 of this Agreement.

7.3.2           Notwithstanding and without limiting the foregoing, (i) if any of the representations or warranties of Seller that survive Closing contained in this Agreement or in any document or instrument delivered in connection herewith are materially false or inaccurate, or Seller is in material breach or default of any of its obligations under this Agreement that survive Closing, and Buyer nonetheless closes the transactions hereunder and purchases the Property, then Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon the Closing) in the event that either (x) on or prior to Closing, Buyer shall have had actual knowledge of the false or inaccurate representations or warranties or other breach or default, or (y) the accurate state of facts pertinent to such false or inaccurate representations or warranties or other breach or default was contained in any of the Seller Diligence Deliveries furnished by Seller to Buyer.

7.4           Reaffirmation. Subject to the provisions of Section 7.3.1, at Closing, Seller shall be deemed to have reaffirmed that the Closing Date Representations of Seller in this Section 7 are true and correct in all material respects. At Closing, Buyer shall be deemed to have reaffirmed that the representations and warranties of Buyer in this Section 7 are true and correct.

Section 8.          Operations Pending Closing.

8.1           Seller, at its expense, shall use commercially reasonable efforts to maintain the Property until the Closing or sooner termination of this Agreement, substantially in its present condition and pursuant to Seller's normal course of business in a commercially reasonable manner for a class-A building (such as maintenance obligations but not including extraordinary capital expenditures or expenditures not incurred in such normal course of business), subject to ordinary wear and tear, damage by fire or other casualty and condemnation. In addition, Seller shall operate and manage expenses and expenditures for the Property in substantial accordance with the Operating Budget attached hereto as Exhibit Q subject to emergency expenditures reasonably required to preserve and protect life and/or the Property. In the event any expenses or expenditures for the Property exceed the greater of $7,500 or 7.5% of the amount budgeted for the applicable line item in the Operating Budget, Seller shall obtain Buyer’s prior consent which shall not be unreasonably withheld, conditioned, or delayed (provided that Buyer's consent shall be deemed granted if Buyer does not object in writing within five (5) days after Seller requests such consent from Buyer). Seller shall maintain the current insurance on the Property until the Closing or sooner termination of this Agreement.

8.2           Seller shall deliver to Buyer within three (3) Business Days of receipt a copy of any written notice of default or violation delivered or received by Seller from and after the Contract Date (including, without limitation, any notices under the Leases or regarding any alleged violations of zoning, building, fire, health, environmental or other statutes, ordinances, regulations or orders relating to or referring to the Property).

8.3           Prior to the Inspection Date, Seller may, with Buyer's consent (which shall not be unreasonably withheld, conditioned or delayed), (a) enter into any new contract or cancel, modify, extend, renew or permit the expiration of any existing Service Contracts or Commission Agreements, or (b) enter into any new lease or any modification, amendment, restatement, termination, or renewal of any existing Lease. Seller shall furnish Buyer with a copy of the proposed agreement which shall contain such information reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed transaction. If Buyer fails to object in writing to any such agreement within five (5) Business Days after receipt thereof, Buyer shall be deemed to have approved the terms of the proposed transaction. After the Inspection Date, Seller shall not enter into any of the following documents without Buyer's consent (in its sole discretion) (provided, that Buyer's consent shall be deemed granted if Buyer does not object in writing within five (5) Business Days after Seller requests such consent from Buyer): (a) contracts for service to the Property unless it is terminable without penalty on no more than thirty (30) days written notice (except that Seller may enter into any such contract in response to any condition or event which would endanger the safety or integrity of the Improvements, provided that Buyer shall have no obligation to assume any such contract unless Buyer approves of such contract in writing), or (b) any new lease or any modification, amendment, restatement, termination, or renewal of any Lease except for letters of understanding, certificates, punch lists and other documents that either tenant or landlord is obligated to deliver pursuant to an existing Lease. Buyer shall have the right to elect to assume any assumable Service Contracts provided that Buyer approves such Service Contracts prior to the Inspection Date, and all such approved Service Contracts shall be deemed “Approved Contracts”. Pursuant to Section 4.2.4, Seller shall, at Seller’s sole cost, terminate all Service Contracts which are not Approved Contracts and all Commission Agreements as of the Closing.

8.4           Without Buyer’s prior written consent thereto (not to be unreasonably withheld, conditioned or delayed), Seller shall not create or allow any liens or encumbrances on the Property.

8.5           Seller shall not remove nor permit to be removed any Personal Property unless such property is (i) replaced by a substitute of equal or greater value or (ii) an obsolete item of Personal Property.

8.6           Seller shall cooperate with Buyer in delivering subordination agreements in a form reasonably requested by Buyer’s lender to each of the tenants of the Property; provided, however, Buyer and Seller acknowledge and agree that such subordination agreements will not be sent out until after the Inspection Date. After such delivery to the tenants, Seller shall use commercially reasonable efforts to assist Buyer in obtaining executed subordination agreements from each of the tenants prior to Closing; provided, however, in no event shall Seller be required by the foregoing to pay any sums (or incur any other liability) to any tenants in connection with its attempts to obtain such subordination agreements. Notwithstanding any provision contained in this Agreement to the contrary, it shall not be a condition to Buyer’s or Seller’s obligations hereunder that any subordination agreements are obtained from any of the tenants of the Property.

8.7           Seller shall use commercially reasonable efforts to assist Buyer in obtaining any estoppels and/or certifications requested by Buyer, including, without limitation, any estoppels under title exception documents, provided, however, in no event shall Seller be required by the foregoing to pay any sums (or incur any other liability) to any parties in connection with its attempts to obtain such estoppels or certifications. Notwithstanding any provision contained in this Agreement to the contrary, it shall not be a condition to Buyer’s or Seller’s obligations hereunder that any such estoppels (other than the estoppels required to be delivered pursuant to Section 9) are obtained from any parties.

Section 9.          Conditions to Closing.

9.1          Buyer's Conditions Precedent. Buyer's obligation to proceed to Closing under this Agreement is subject to the following conditions precedent:

9.1.1           Seller shall have performed and satisfied each and all of Seller's obligations under this Agreement in all material respects; and

9.1.2           Each and all of Seller's representations and warranties set forth in this Agreement shall be true and correct in all material respects at the Contract Date and each of the Closing Date Representations shall be true and correct in all material respects at the Closing Date.

9.1.3           Seller shall have delivered to Buyer Tenant Estoppel Certificates acceptable to Buyer from Allied Solutions, LLC and F.C. Tucker Company, Inc. dated within 45 days of the Closing. Any qualification of any assertion in any Tenant Estoppel Certificate regarding the status of the performance of any of landlord's obligations under the lease that such assertion is made "to Tenant's knowledge" or similar qualification made by a Tenant shall be acceptable. Seller agrees to send the approved Tenant Estoppel Certificates to Tenants immediately after the Inspection Date. In the event any Tenant Estoppel Certificate is not dated within 45 days of the Closing Date, Seller shall be required to deliver to Buyer updated Tenant Estoppel Certificates for Buyer’s review and approval. Seller agrees to send drafts of the Tenant Estoppel Certificates to Buyer for Buyer’s review prior to delivery to the Tenants, provided, if Buyer does not respond to such draft Tenant Estoppel Certificates within three (3) Business Days of receiving such draft Tenant Estoppel Certificates from Seller, Seller will be free to send the draft Tenant Estoppel Certificates to the Tenants. Further, Buyer agrees that it will approve or reject all Tenant Estoppel Certificates which have been revised by Tenants within three (3) Business Days of receiving revised Tenant Estoppel Certificates from the Seller (and, if necessary, the Closing shall be automatically extended in order to allow Buyer at least three (3) Business Days to review such Tenant Estoppel Certificates).

9.1.4           Seller shall have obtained estoppels from the applicable City Agency relating to the Project Documents reasonably acceptable in form and substance to Buyer.

9.1.5           Seller shall have obtained any third-party written consents necessary to transfer the Property to Buyer and consummate the transaction under this Agreement, including, without limitation, from the City Agency.

9.1.6           Buyer shall have obtained, upon terms and conditions satisfactory to it, a commitment to finance the purchase of the Property.

9.1.7           Subject only to the payment of all title premiums, the Title Insurer shall be irrevocably committed to issue to Buyer an owner’s policy of title insurance at Closing subject only to the Permitted Title Exceptions.

In the event any of the foregoing conditions are not satisfied prior to or at the Closing, subject to Section 7.3 hereof, Buyer may terminate this Agreement by written notice to Seller and thereafter shall have no obligation to proceed with the Closing, the Earnest Money shall be promptly returned and paid to Buyer and neither party shall have any further obligation hereunder except those which expressly survive the termination of this Agreement. Notwithstanding the foregoing but subject to Sections 11.2 and 11.3 hereinbelow, nothing contained in this Section 9.1 shall waive or diminish any right or remedy Buyer may have for Seller's default or breach of this Agreement.

9.2          Seller's Conditions Precedent. Seller's obligation to proceed to Closing under this Agreement is subject to the following conditions precedent:

9.2.1           Buyer shall have performed and satisfied each and all of Buyer's obligations under this Agreement in all material respects and Buyer's representations and warranties hereunder shall be true and correct. In the event this condition is not satisfied on or prior to the Closing Date, Seller shall have no obligation to proceed to Closing and, if Seller delivers written notice to Buyer that the foregoing condition has not been satisfied, this Agreement shall cease and terminate, the Earnest Money shall be promptly returned and paid to Buyer, and neither party shall have any further obligation hereunder except those which expressly survive the termination of this Agreement.

Notwithstanding the foregoing, nothing contained in this Section 9.2 shall waive or diminish any right or remedy Seller may have for Buyer's default or breach of this Agreement.

Section 10.         Closing.

10.1        Time and Place. Provided that all of the conditions set forth in this Agreement are theretofore fully satisfied, waived or performed, the Closing shall be held in escrow through Escrow Agent, on or prior to 2:30 p.m. Eastern time on the Closing Date or such other date that is mutually agreeable to Buyer and Seller unless the Closing Date is postponed pursuant to the express terms of this Agreement.

10.2        Seller Deliveries. Seller shall obtain and deliver to Buyer or to Escrow Agent, as the case may be, at the Closing the following documents (all of which shall be duly executed, and witnessed and/or notarized as necessary):

10.2.1           The Deed substantially in the form attached as Exhibit F hereto.

10.2.2           A Non-Foreign Certificate, substantially in the form attached as Exhibit G hereto from each Seller.

10.2.3           The Assignment.

10.2.4           The Bill of Sale.

10.2.5           The Assignment of Project Documents executed by Seller and the City Agency.

10.2.6           A Closing Statement, prepared by Seller, in form and substance mutually satisfactory to Buyer and Seller (the "Closing Statement").

10.2.7           An affidavit of title or other affidavit customarily required of sellers by the Title Insurer and reasonably satisfactory to Seller to remove the standard mechanics' liens and parties in possession exceptions from an owner's title insurance policy which are capable of being removed by such an affidavit and such other documents, including, without limitation, a gap indemnity, as may be reasonably required by the Title Insurer or as may be agreed upon by Seller and Buyer to consummate the transaction.

10.2.8           Such transfer tax, certificate of value or other similar documents customarily required of sellers in the state and county in which the Real Property is located.

10.2.9           Such further instructions, documents and information, including, but not limited to a Form 1099-S, as Title Insurer may reasonably request as necessary to consummate the purchase and sale contemplated by this Agreement.

10.2.10         A notice to send to all Tenants substantially in the form attached hereto as Exhibit H. Such notice shall be delivered to Tenants by Buyer post-Closing.

10.2.11         A notice to send to all Vendors under Approved Contracts being assumed by Buyer, if any, substantially in the form attached hereto as Exhibit L.

10.2.12         The Tenant Estoppel Certificates received from Tenants.

10.2.13         The estoppels required under Section 9.1.4 hereof.

10.2.14         Any consents required under Section 9.1.5 hereof.

10.2.15         The Protected Tenant List.

10.2.16         Releases of existing Taxpayer Agreements Guaranties.

10.2.17         Evidence reasonably satisfactory to Buyer and the Title Insurer respecting the due organization of Seller and the due authorization and execution by Seller of this Agreement and the documents required to be delivered hereunder.

10.2.18         If applicable, all original letters of credit which are Security Deposits under the Leases and the transfer documentation necessary for such transfer.

10.2.19         Such other documents or instruments that are reasonably necessary to consummate the Closing.

10.3        Buyer Deliveries. Buyer shall deliver to Escrow Agent at Closing the following:

10.3.1           The Purchase Price in immediately available funds, subject to the prorations provided for in this Agreement.

10.3.2           Counterpart originals duly executed (and witnessed and/or notarized as necessary) by Buyer of the Assignment, Assignment of Project Documents and the Closing Statement.

10.3.3           Taxpayer Agreements Guaranty executed by Buyer or an affiliate of Buyer to replace the existing Taxpayer Agreements Guaranties.

10.3.4           Such transfer tax, certificate of value or other similar documents customarily required of purchasers in the county in which the Real Property is located.

10.3.5           Evidence reasonably satisfactory to Seller and the Title Insurer respecting the due organization of Buyer and the due authorization and execution by Buyer of this Agreement and the documents required to be delivered hereunder.

10.3.6           Such other documents or instruments that are reasonably necessary to consummate the Closing.

Section 11.         Default and Remedies.

11.1        Buyer's Default. Subject to Section 7.3 and 9.2.1, in the event of a default by Buyer under the terms of this Agreement, Seller may, as Seller’s sole and exclusive remedy, elect to terminate this Agreement by providing written notice of its election to terminate to Buyer and Escrow Agent, and the Escrow Agent shall thereafter disburse the Earnest Money to Seller, and Seller shall be entitled to retain the Earnest Money for such default of Buyer, whereupon this Agreement shall terminate and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination. Notwithstanding the foregoing, nothing contained herein shall waive or diminish any right or remedy Seller may have at law or in equity for Buyer's default or breach of Section 6.2 or Section 6.4 of this Agreement. It is hereby agreed that Seller's damages in the event of a default by Buyer hereunder are uncertain and difficult to ascertain, and that the Earnest Money constitutes a reasonable liquidation of such damages and is intended not as a penalty, but as liquidated damages. This provision shall expressly survive the termination of this Agreement.

11.2        Seller's Default. Subject to Section 7.3, in the event of a default by Seller under the terms of this Agreement which is not cured by Seller as provided hereunder, Buyer's sole and exclusive remedies hereunder shall be to either (a) terminate this Agreement, whereupon Buyer will receive a refund of the Earnest Money from Escrow Agent and Buyer’s actual out-of-pocket transaction costs in an amount not to exceed $75,000 and neither party hereto shall have any further obligation or liability to the other (except with respect to those provisions of this Agreement which expressly survive the termination hereof), or (b) seek specific performance of Seller's obligations under this Agreement (but no other action, for damages or otherwise, shall be permitted (except for attorneys’ fees) unless such remedy is not available as a result of Seller’s actions, in which event Buyer shall have the right to pursue rights and remedies and damages available at law or in equity); provided that any action by Buyer for specific performance must be filed, if at all, within ninety (90) days of Seller's default, and the failure to file within such period shall constitute a waiver by Buyer of such right and remedy. If Buyer shall not have filed an action for specific performance within the aforementioned time period or so notified Seller of its election to terminate this Agreement, Buyer's sole remedy shall be to terminate this Agreement in accordance with clause (a) above.

11.3        Limitation on Liability.

11.3.1           Notwithstanding anything to the contrary contained in this Agreement or any document executed in connection herewith, the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document or certificate executed or delivered in connection herewith) shall not exceed $750,000.00 (“Cap Amount”), however, Buyer shall not make any claims in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement unless such claims in the aggregate exceed $50,000.00; provided, however, that in the event such losses do exceed $50,000.00, Buyer shall be entitled recover losses on a first-dollar basis. The foregoing cap on the liability of Seller shall not be applicable to any liability that Seller may have with respect to (a) the post-closing reproration obligations pursuant to Section 4, (b) the indemnity by Seller regarding the payment of the commission to Seller’s Broker or other brokers engaged by Seller pursuant to Section 15, (c) any indemnification obligations of Seller, (d) fraud, or (e) Buyer’s right to pursue damages if specific performance is not available as a remedy due to Seller’s actions.

11.3.2           Seller hereby agrees to indemnify and hold the Buyer harmless from any loss or cost suffered or incurred by Seller or the Property as a result of any claims by third parties for personal injury or property damage arising out of events occurring prior to the Closing. Buyer hereby agrees to indemnify and hold the Seller harmless from any loss or cost suffered or incurred by Seller or the Property as a result of any claims by third parties for personal injury or property damages arising out of events occurring after the Closing.

11.3.3           Except as otherwise set forth expressly herein and subject to the Joinder attached hereto, no member or agent of Seller, nor any Seller Related Parties, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller's assets for the payment of any claim or for any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

11.3.4           The provisions of this Section 11.3 shall survive the Closing or sooner termination of this Agreement.

Section 12.         Condemnation or Destruction.

12.1        Condemnation. If, prior to the Closing, the Real Property is subject to a bona fide written threat of condemnation by a body having the power of eminent domain, or is taken by eminent domain or condemnation, or sale in lieu thereof, then Seller shall give Buyer written notice of such occurrence and the nature and extent of such condemnation. Within ten (10) Business Days after written notification to Buyer of the estimated amount of the condemnation award resulting from a Material Condemnation (as hereinafter defined), as determined by a third party independent contractor, engineer or appraiser selected by Seller, subject to Buyer's reasonable approval (the "Appraiser"), Buyer may elect to terminate this Agreement by written notice to Seller. For purposes hereof, a "Material Condemnation" shall be one which results or would (a) result in damage or loss affecting the Real Property in an amount greater than five percent (5%) of the Purchase Price, as determined by the Appraiser; (b) materially affect access to, or reduce the number of parking spaces on the Real Property below the number of parking spaces required under the Leases, private restrictions or governmental rules, laws or regulations affecting the Real Property; (c) permit any Tenant with a Lease to terminate its Lease (and such Tenant does not agree to waive its termination right). In the event of a Material Condemnation, the Closing Date shall be extended if necessary, if and to the extent necessary to allow Seller to obtain an estimate from the Appraiser and to provide for said ten (10) Business Day Buyer termination period; provided, however, in no event shall such extension of the Closing Date exceed forty-five (45) days unless otherwise agreed by Seller and Buyer.

12.2        Damage or Destruction. If, prior to the Closing, a casualty shall affect the Real Property, Seller agrees to give Buyer written notice of such occurrence and the nature and extent of such damage and destruction. Within ten (10) Business Days after written notification to Buyer of the estimated amount of the damages to the Real Property resulting from a Material Casualty (as hereinafter defined), as determined by the Appraiser, Buyer may elect to terminate this Agreement by written notice to Seller. For purposes hereof, a "Material Casualty" shall be a casualty, which results or would (a) result in damage or loss affecting the Real Property in an amount greater than five percent (5%) of the Purchase Price, as determined by the Appraiser, (b) materially affect access to, or reduce the number of parking spaces on the Real Property below the number of parking spaces required under the Leases, private restrictions or governmental rules, laws or regulations affecting the Real Property; (c) permit any Tenant with a Lease to terminate its Lease (and such Tenant does not agree to waive its termination right). In the event of a Material Casualty, the Closing Date shall be extended if and to the extent necessary to allow Seller to obtain the above described damage estimate from the Appraiser and to provide for said ten (10) Business Day Buyer termination period; provided, however, in no event shall such extension of the Closing Date exceed forty-five (45) days unless otherwise agreed by Seller and Buyer.

12.3        Termination. If this Agreement is terminated as a result of the provisions of Sections 12.1 or 12.2 hereof, Buyer shall be entitled to receive a refund of the Earnest Money from Escrow Agent, whereupon the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination.

12.4        Awards and Proceeds. If a casualty or condemnation that is not a Material Casualty or a Material Condemnation shall occur or Buyer does not elect to terminate this Agreement following any Material Condemnation or Material Casualty, as provided above, this Agreement shall remain in full force and effect and the conveyance of the Property contemplated herein, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, if applicable, shall be effected with no further adjustments. Seller shall have no obligation to restore, repair and replace any portion of the Property or any such damage or destruction. At the Closing, Seller shall credit the amount of any applicable deductibles to Buyer and assign, transfer and set over to Buyer all of Seller's right, title and interest in and to any awards, payments or insurance proceeds and deductibles available to Seller for the actual value of the property lost or destroyed that have been or may thereafter be made for any such taking, sale in lieu thereof or damage or destruction, less the amount (x) of all costs incurred by Seller in connection with the repair of such damage or destruction or collection costs of Seller respecting any awards or other proceeds for such taking by eminent domain or condemnation or any uncollected insurance proceeds which Seller may be entitled to receive from such damage or destruction and/or (x) attributable to lost rents or items applicable to any period prior to the Closing Date. In the event the casualty or condemnation is not a Material Casualty or a Material Condemnation and, prior to the Closing, sufficient insurance proceeds are not received or committed in writing by the insurance carrier sufficient to repair or restore the Property, or such casualty or condemnation is uninsured, Seller shall give Buyer a credit at Closing in an amount sufficient to pay for the cost unpaid as of Closing for repair of the applicable damage (i.e., to restore the Property to substantially the same condition as immediately before such casualty or condemnation), such amount to be determined by the Appraiser.

Section 13.         Assignment by Buyer. Buyer may not assign its rights under this Agreement without Seller's written consent, which consent may be granted or withheld in Seller's sole and absolute discretion; provided, however, that Buyer may, upon five (5) days prior written notice to Seller, assign this Agreement to an affiliated entity controlled by, controlling, or under common control with, Buyer; provided, however, (x) Buyer's assignee shall assume in writing all of Buyer's obligations hereunder pursuant to an assignment and assumption agreement and (y) no assignment of this Agreement shall relieve Buyer of its obligations hereunder.

Section 14.        Exclusivity.         Neither Seller nor any Seller Related Party shall offer, solicit or negotiate the possible sale of the Property (or any other form of transaction having similar effect) or make any information about the Property available (for the purpose of sale or refinance) to any person or entity other than Buyer, its affiliates, and their respective designees, agents and/or authorized third parties. Such restrictions shall be in effect until the earlier of (i) the Closing Date, or (ii) termination of this Agreement by Seller or Buyer pursuant to the terms and conditions hereof.

Section 15.        Brokers and Brokers' Commissions. Buyer and Seller each warrant and represent to the other that neither party has employed a real estate broker or agent in connection with the transaction contemplated hereby, except JLL, which represents the Seller (“Broker”). Seller shall pay the full amount of Broker’s commission pursuant to the terms of a separate agreement. Each party agrees to indemnify and hold the other harmless from any loss or cost suffered or incurred by it as a result of the other's representation herein being untrue. This Section 15 shall expressly survive the Closing hereunder.

Section 16.        Notices.

Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by hand, by nationally-recognized overnight express delivery service, or electronically by attachment to electronic mail with follow-up original via overnight express delivery to the addresses set out below, or at such other addresses as are specified by written notice delivered in accordance herewith:

SELLER:	Midtown East Block 1 L.L.C.

Midtown East Block 2 L.L.C.

c/o Ambrose Property Group, LLC

Attn: Aasif M. Bade

55 Monument Circle, Suite 450

Indianapolis, IN 46204

abade@ambrosepg.com

with copy to:	Harry F. Todd, Esq.

Wallack Somers & Haas, P.C.

One Indiana Square, Suite 2300

Indianapolis, IN 46204

hft@wshlaw.com

BUYER:	stREITwise Acquisition LLC

c/o Tryperion Partners

11601 Wilshire Blvd., Suite 1690

Los Angeles, CA 90025

Attention: Eliot Bencuya

E-mail: ebencuya@tryperion.com

with copy to:	Goodwin Procter LLP

601 S. Figueroa St.

Los Angeles, CA 90017

Attention: Chauncey Swalwell, Esq.

E-mail: cswalwell@goodwinlaw.com

Such notices shall be deemed received (a) on the date of delivery, if delivered electronically, by hand or overnight express delivery service; and (b) on the date indicated on the return receipt if mailed.

Section 17.        Disclaimer of Condition.

17.1        Disclaimer; Release. Subject to Seller’s Warranties, it is understood and agreed that Seller is not making and has not at any time made any warranties or representations of any kind or character, expressed or implied, with respect to the Property, including, but not limited to, any warranties or representations as to habitability, merchantability, fitness for a particular purpose, title (other than Seller's limited warranty of title to be set forth in the Deed), zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, governmental approvals, the compliance of the Property with governmental laws, the truth, accuracy or completeness of the Property documents or any other information provided by or on behalf of Seller to Buyer, or any other matter or thing regarding the Property. Subject to the Seller’s Warranties, Buyer acknowledges and agrees that upon Closing, Seller shall sell and convey to Buyer and Buyer shall accept the Property "AS IS, WHERE IS, WITH ALL FAULTS," except to the extent otherwise expressly provided in this Agreement. Subject to the Seller’s Warranties, Buyer has not relied and will not rely on, and Seller is not liable for or bound by, any expressed or implied warranties, guaranties, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, the manager of the Property, or any real estate broker or agent representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Buyer represents to Seller that Buyer has conducted, or will conduct prior to Closing, such investigations of the Property, including but not limited to, the physical and environmental conditions thereof, as Buyer deems necessary to satisfy itself as to the condition of the Property and the existence or nonexistence or curative action to be taken with respect to any hazardous or toxic substances on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement and the closing documents executed by Seller in favor of Buyer. Subject to Seller’s Warranties, upon Closing, Buyer understands the risk that adverse matters, including but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by Buyer's investigations, and Buyer, upon Closing, subject to the Seller Warranties and provisions which expressly survive Closing, shall be deemed to have waived, relinquished and released Seller and Seller Related Parties from and against any and all claims, demands, causes of action (including, without limitation, causes of action in tort), losses, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and court costs) of any and every kind or character, known or unknown, which Buyer or any agent, representative, affiliate, employee, director, officer, partner, member, servant, shareholder or other person or entity acting on Buyer's behalf or otherwise related to or affiliated with Buyer might have asserted or alleged against Seller and/or Seller Related Parties at any time by reason of or arising out of any latent or patent construction defects, physical conditions (including, without limitation, environmental conditions), the Leases and the Tenants, violations of any applicable laws (including, without limitation, any Environmental Laws) or any and all other acts, omissions, events, circumstances or matters regarding the Property. Buyer shall not look to Seller or any Seller Related Parties in connection with the foregoing for any redress or relief. The foregoing release shall be given full force and effect according to each of its expressed terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action. The foregoing shall not be interpreted to waive (i) any claim of Buyer with respect to any breach of Seller’s Warranties made by Seller in this Agreement or in the closing documents that expressly survive the Closing pursuant to the terms hereof, (ii) any of the obligations of Seller under this Agreement that expressly survive the Closing, or (iii) any acts constituting fraud by Seller. The foregoing release shall not be construed as an indemnification by Buyer for the benefit of Seller for any liabilities arising or accruing prior to Closing.

17.2        Effect and Survival of Disclaimer and Release. Seller and Buyer acknowledge that the compensation to be paid to Seller for the Property reflects that the Property is being sold subject to the provisions of this Section 17, and Seller and Buyer agree that the provisions of this Section 17 shall survive Closing indefinitely.

Section 18.         Miscellaneous.

18.1        Governing Law; Headings; Rules of Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana, without reference to the conflict of laws or choice of law provisions thereof. The titles of sections and subsections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein. All references herein to the singular shall include the plural, and vice versa. The parties agree that this Agreement is the result of negotiation by the parties, each of whom was represented by counsel, and thus, this Agreement shall not be construed against the maker thereof.

18.2        No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party's right to demand exact compliance with the terms hereof.

18.3        Entire Agreement. Except for the Confidentiality Agreement, this Agreement contains the entire agreement of the parties hereto with respect to the Property and any other prior understandings or agreements are merged herein and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein or incorporated herein by reference shall be of any force or effect.

18.4        Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns (subject to Section 13 above). Exchange of signatures by electronic means shall be deemed binding for the purposes hereof.

18.5        Amendments. No amendment to this Agreement shall be binding on any of the parties hereto unless such amendment is in writing and is executed by the party against whom enforcement of such amendment is sought.

18.6        Date for Performance. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a date which is not a Business Day, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.

18.7        Recording. Seller and Buyer agree that they will not record this Agreement and that they will not record a short form of this Agreement.

18.8        Time of the Essence. Time shall be of the essence of this Agreement and each and every term and condition hereof.

18.9        Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any term or provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Agreement shall continue in full force and effect, but without giving effect to such term or provision.

18.10      Attorneys' Fees. In the event that either party shall bring an action or legal proceeding for an alleged breach of any provision of this Agreement or any representation, warranty, covenant or agreement herein set forth, or to enforce, protect, determine or establish any term, covenant or provision of this Agreement or the rights hereunder of either party, the prevailing party shall be entitled to recover from the non-prevailing party, as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys' fees and costs, expert witness fees and court costs as may be fixed by the court or jury.

18.11      Like-Kind Exchange. Each of the parties hereto agrees to cooperate with the other in effecting one or more I.R.C. § 1031 exchanges with respect to the Property,  including executing and delivering any and all documents required by one or more exchange trustees  or  qualified intermediaries retained by the party seeking to effect such exchange or exchanges ; provided, however, that the cooperating party shall not be obligated to incur any liability, cost, expense, or delay in connection with the implementation of such an exchange or exchanges.

18.12      Publicity. Between the Contract Date and the Closing, Seller and Buyer shall discuss and coordinate with respect to any public filing or announcement concerning the purchase and sale as contemplated hereunder. Nothing in the foregoing sentence shall limit Buyer's obligations or rights pursuant to Section 6.4 hereof. Seller and Buyer each hereby covenant and agree that (a) prior to the Closing neither Seller nor Buyer shall issue any press release or similar public statement with respect to the transaction or this Agreement (a “Press Release”) without the prior consent of the other, except to the extent required by applicable law, and (b) after the Closing, any Press Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld, conditioned or delayed and such response shall be provided within two (2) Business Days after submission of a draft of the Press Release to the other party for review), except to the extent required by applicable law. If either Seller or Buyer is required by applicable law to issue a Press Release, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Press Release to the other party for its review. The provisions of this section shall survive the Closing (and not be merged therein) or the earlier termination of this Agreement. This Section 18.12 shall survive Closing or earlier termination of this Agreement.

18.13      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument. Electronic counterparts of this Agreement as executed by the parties shall be deemed and treated as executed originals for all purposes. No enforceable agreement shall exist between the parties unless and until this Agreement or separate counterparts hereof are signed and delivered by each of the parties hereto.

18.14      Discharge of Seller's Obligations. Except as otherwise expressly provided in this Agreement, Buyer's acceptance of the Deed shall be deemed a discharge of all of the obligations of Seller hereunder and all of Seller's representations, warranties, covenants and agreements in this Agreement shall merge in the documents and agreements executed at the Closing and shall not survive the Closing, except and to the extent that, pursuant to the express provisions of this Agreement, any of such representations, warranties, covenants or agreements are to survive the Closing.

18.15     Disclosure. Notwithstanding any terms or conditions in this Agreement to the contrary, but subject to restrictions reasonably necessary to comply with federal or state securities laws, any person may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. For the avoidance of doubt, this authorization is not intended to permit disclosure of the names of, or other identifying information regarding, the participants in the transaction, or of any information or the portion of any materials not relevant to the tax treatment or tax structure of the transaction. The provisions of this Section 18.15 shall survive the Closing.

18.16     Waiver of Trial by Jury. To the extent permitted by applicable law, Seller and Buyer hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to, this Agreement. The provisions of this Section 18.16 shall survive the Closing or termination hereof.

18.17      REIT Compliance. Seller agrees to cooperate with Buyer, its auditors, accountants and other financial advisors to provide the necessary financial and other information relating to the Property, for the period that the Property was owned by Seller, necessary for the Buyer and its auditors to prepare audited financial statements and other materials required for any offering statement, report or other disclosure to be filed with the SEC or necessary to comply with any SEC rule or regulation, and a representations letter as required to enable an independent public accountant to render an opinion on such financial statements; provided, however, that Buyer shall pay for any actual costs incurred by Seller in connection with such obligations. The provisions of this Section 18.17 shall survive the Closing.

18.18      Net Worth Covenant. To provide security to Buyer for Seller’s obligations which will survive Closing as provided herein, Seller shall cause the Joinder Parties to guaranty Seller’s obligations as more particularly set forth in the Joinder executed by the Joinder Parties attached to this Agreement.  Seller represents that the Joinder Parties have a combined liquid net worth at least equal to Seller’s Cap Amount and the Joinder Parties shall agree to maintain such minimum combined liquid net worth at least through the Survival Period.  This Section 18.18 shall survive the Closing.

18.19      Joint and Several. The obligations and liabilities of Seller hereunder and in connection with the transactions contemplated by this Agreement shall be joint and several.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized signatory, effective as of the day and year first above written.

SELLER:

MIDTOWN EAST BLOCK 1 L.L.C.,
an Indiana limited liability company

By:	AMBROSE PROPERTY GROUP, LLC,
an Indiana limited liability company,
its Manager

By:	/s/ Aasif M. Bade
Aasif M. Bade, Manager

MIDTOWN EAST BLOCK 2 L.L.C.,
an Indiana limited liability company

By:	AMBROSE PROPERTY GROUP, LLC,
an Indiana limited liability company,
its Manager

By:	/s/ Aasif M. Bade
Aasif M. Bade, Manager

MIDTOWN PARKING GARAGE PARTNERS, INC.,
an Indiana corporation

By:	/s/ Aasif M. Bade
Aasif M. Bade, President

[Signatures are continued on the following page.]

BUYER:

STREITWISE ACQUISITION LLC,
a Delaware limited liability company

By:	/s/ Eliot Bencuya
Name:	Eliot Bencuya
Title:	VP

JOINDER

The undersigned parties hereby join in this Agreement solely for the purposes of guarantying the obligations of Seller hereunder. From and after the Closing, the obligations of the undersigned parties and Seller under this Agreement shall be joint and several with respect to Seller’s obligations that survive Closing. The undersigned parties also hereby expressly acknowledge Section 18.18 of this Agreement and agree to maintain the minimum combined liquid net worth in the amount of the Cap Amount through the Survival Period as set forth therein.

In witness whereof, the undersigned has executed this Joinder as of April ___, 2018.

Ambrose Property Group, LLC,
an Indiana limited company

By:
Aasif M. Bade, Manager

Old Town Development L.L.C.,
an Indiana limited liability company

By:
Andrew S. Greenwood, Member

By:
Justin Moffett, Member

By:
Jeff Langston, Member

LIST OF EXHIBITS*

EXHIBIT A: DESCRIPTION OF LAND

EXHIBIT A-1: PURCHASE PRICE SCHEDULE

EXHIBIT B: ESCROW AGREEMENT

EXHIBIT C: BILL OF SALE

EXHIBIT D: LEASE EXHIBIT

EXHIBIT E: DISCLOSURE SCHEDULE

EXHIBIT F: Form OF Deed

EXHIBIT G: NON-FOREIGN CERTIFICATE

EXHIBIT H: NOTICE TO TENANTS

EXHIBIT I: ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT J: LIST OF SERVICE CONTRACTS

EXHIBIT K: INTENTIONALLY OMITTED

EXHIBIT L: NOTICE TO VENDORS

EXHIBIT M: TENANT ESTOPPEL CERTIFICATE

EXHIBIT N: SELLER DILIGENCE DELIVERIES

EXHIBIT O: LIST OF PERSONAL PROPERTY

EXHIBIT P: SCHEDULE OF ENVIRONMENTAL REPORTS

EXHIBIT Q: OPERATING BUDGET

EXHIBIT R: ASSIGNMENT AND ASSUMPTION OF PROJECT DOCUMENTS

*	Exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. 1st stREIT Office Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

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